UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2020
________________________
Twin River Worldwide Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38850	20-0904604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Westminster Street
Providence	RI	02903
(Address of Principal Executive Offices and Zip Code)
________________________
(401) 475-8474
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	TRWH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

Third Supplemental Indenture

On October 9, 2020, Twin River Worldwide Holdings, Inc. (the “Company”) issued $125 million aggregate principal amount of its 6.750% Senior Notes due 2027 (the “New Notes”) pursuant to a Third Supplemental Indenture, dated October 9, 2020 (the “Third Supplemental Indenture”), among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), to the Indenture, dated May 10, 2019 (as amended and supplemented, the “Base Indenture” and, together with the Third Supplemental Indenture, the “Indenture”), among the Company, the guarantors party thereto and the Trustee. The New Notes constitute an additional issuance of the Company’s existing 6.750% Senior Notes due 2027 and will be issued under the Indenture pursuant to which the Company previously issued $400 million in aggregate principal amount of 6.750% Senior Notes due 2027 (the “Existing Notes” and, together with the New Notes, the “Notes”). Immediately after giving effect to the issuance and sale of the New Notes, the Company will have $525 million in aggregate principal amount of 6.750% Senior Notes due 2027 outstanding. The New Notes were offered and sold in reliance on exemptions from the registration requirements of the Securities Act of 1933 and will mature on June 1, 2027. Interest is payable in cash semi-annually on June 1 and December 1 of each year, beginning on June 1, 2020.

The Company may redeem some or all of the Notes at any time prior to June 1, 2022 at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus a “make-whole” premium and accrued and unpaid interest. In addition, prior to June 1, 2022, the Company may redeem up to 40% of the original principal amount of the Notes with proceeds of certain equity offerings at a redemption price equal to 106.750% of the aggregate principal amount of such Notes plus accrued and unpaid interest. On or after June 1, 2022, the Company may redeem some or all of the Notes at the redemption prices set forth in the Indenture plus accrued and unpaid interest. The Notes are subject to disposition and redemption requirements imposed by gaming laws and regulations of applicable gaming regulatory authorities.

The Indenture contains covenants that limit the ability of the Company and its restricted subsidiaries to, among other things, (1) incur additional indebtedness, (2) pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments, (3) enter into certain transactions with affiliates, (4) sell or otherwise dispose of assets, (5) create or incur liens, and (6) merge, consolidate or sell all or substantially all of the Company’s assets. These covenants are subject to exceptions and qualifications set forth in the Indenture.

If the Company sells certain of its assets or experiences specific kinds of changes of control, the Company must offer to repurchase the Notes at a repurchase price equal to (1) par plus any accrued and unpaid interest in the case of an asset sale or (2) 101% of the aggregate principal amount thereof plus any accrued and unpaid interest in the case of a change of control.

The Indenture also contains customary events of default, including (1) failure to make required payments, (2) failure to comply with certain covenants, (3) failure to pay certain other indebtedness, (4) certain events of bankruptcy and insolvency, and (5) failure to pay certain judgments. An event of default under the Indenture allows either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes, as applicable, issued under such Indenture to accelerate the amounts due under the Notes, or in the case of a bankruptcy or insolvency, will automatically cause the acceleration of the amounts due under the Notes.

Amendment to Regulatory Agreement

On October 6, 2020, the Company and Rhode Island regulatory authorities amended their existing agreements to relax debt coverage ratio and capital expenditure requirements in light of COVID-related closures and curtailments. Under the amendments, in general, the Company can use 2019 results in the coverage ratio calculation if greater than 2020 results and capital expenditure commitments for 2020 may be carried over.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description
4.1	Third Supplemental Indenture, dated October 9, 2020, among Twin River Worldwide Holdings, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWIN RIVER WORLDWIDE HOLDINGS, INC.
By:	/s/ Stephen H. Capp
Name:	Stephen H. Capp
Title:	Executive Vice President and Chief Financial Officer

Date: October 9, 2020